Exhibit 99.1

Antigenics Presents Positive Oncophage® Interim Survival Data at ASCO

Oncophage Appears to Lower the Risk of Death by Approximately 46 Percent in Patients With Intermediate-Risk Kidney Cancer

LEXINGTON, Mass. & ORLANDO, Fla.--(BUSINESS WIRE)--June 1, 2009--Antigenics Inc. (NASDAQ: AGEN) today announced results of an interim analysis from the company’s ongoing global patient survival registry, which showed that patients with kidney cancer at intermediate risk of disease recurrence demonstrated an approximately 46 percent lower risk of death when treated with Oncophage® (vitespen) cancer vaccine compared with observation (n = 362; P = 0.036; hazard ratio [HR] = 0.54).

Christopher G. Wood, MD, associate professor of urology at M. D. Anderson Cancer Center in Houston and lead US investigator, presented the survival results at the annual meeting of the American Society of Clinical Oncology (ASCO; abstract # 3009).

“Demonstration of an overall survival benefit remains the gold standard, and these interim results show that Oncophage has a real promise of improving survival in patients with earlier-stage disease for whom current prognosis remains poor,” said Dr. Wood. “Based on these results, Oncophage offers these patients a potential treatment that extends survival without significant toxicities.”

The interim analysis from the patient registry, INSPIRE (International Survival Follow-up Registry of Patients Previously Enrolled In the Renal Cell Carcinoma Evaluation of Adjuvant Oncophage Treatment), reflects a median follow-up of 4.5 years from the largest, randomized Phase 3 kidney cancer trial ever completed to date in the adjuvant setting. The patient registry was launched in order to confirm encouraging overall survival trends observed from the Phase 3 non-metastatic kidney cancer study. Final results from INSPIRE are expected mid 2010. The interim results show that:

  Patients receiving Oncophage in the intermediate-risk population (American Joint Committee on Cancer [AJCC] stages I/II high-grade, III T1/2/3a low-grade) had a lowered risk of death by approximately 46 percent (n = 362; P = 0.036; HR = 0.54). As of the data cutoff on January 5, 2009, the total reported deaths in the intermediate-risk population are 18 deaths (9.8 percent) in the Oncophage arm compared with 32 deaths (18 percent) in the observation arm.
  The results currently show a survival advantage in earlier-stage patients (AJCC stages I/II high grade) receiving Oncophage, with a reduction in the risk of death by approximately 37 percent (n = 184; HR = 0.63). From March 2007 to January 2009, only one death was reported in the Oncophage arm versus four in the observation arm, bringing the total reported deaths to 13 (10.4 percent) in the Oncophage arm compared with 20 (17.4 percent) in the observation arm.

  In addition, there was a promising trend for overall survival in patients treated with Oncophage in the total population eligible for the study, which included intermediate and high-risk patients (n = 604; HR = 0.81). As of the January 5, 2009 data cutoff, 18 additional deaths have been reported, with seven in the Oncophage arm and 11 in the observation arm, bringing the total to 44 (14.7 percent) and 51 (16.8 percent) deaths, respectively.
  Median survival has yet to be reached in these patient populations.

About Hazard Ratios

The hazard ratio is an estimate of the treatment effect in the treated versus the control group in a trial. For example, the hazard ratio reported in the intermediate-risk population means that, at the time of the interim analysis, an intermediate-risk Oncophage patient had 0.54 times the chance of dying compared with someone in the standard of care group, which in the case of adjuvant kidney cancer is observation. The reciprocal of this hazard ratio, 1.85, means that an observation patient had 1.85 times the change of dying compared with someone in the Oncophage group.

About INSPIRE

A global patient registry was launched in 2007 to continue collecting overall survival data on patients from Antigenics’ Phase 3 kidney cancer trial. The registry will follow patients for an additional three years from closure of the initial trial, providing more than five years’ worth of data collection from the last patient enrolled. Final results are expected in 2010.

About Oncophage

In April 2008, Oncophage was approved in Russia for the adjuvant treatment of kidney cancer patients at intermediate-risk for disease recurrence. Pre-commercial launch activities are ongoing. In October 2008, Antigenics submitted a marketing authorization application to the European Medicines Agency (EMEA) requesting conditional approval for Oncophage in earlier-stage, localized renal cell carcinoma.

Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in a Phase 2 trial in recurrent glioma.

Oncophage received fast track and orphan drug designations from the US Food and Drug Administration (FDA) for both kidney cancer and metastatic melanoma as well as orphan drug designation from the EMEA for kidney cancer. In 2009, Oncophage also received orphan drug designations from the FDA and EMEA for glioma.

In April 2009, the World Vaccine Congress named Oncophage as the best therapeutic vaccine.

About Renal Cell Carcinoma

Renal cell carcinoma is the most common type of kidney cancer, accounting for about 90 percent of all kidney tumors. The American Cancer Society estimates that there will be were approximately 57,760 new cases of kidney cancer in the United States in 2009, and about 12,890 deaths from the disease. The most recent data published by the International Agency for Research on Cancer estimated that there were approximately 60,511 new cases of kidney cancer in the European Union (EU) member countries in 2004, and about 29,453 people died from the disease.

By the time renal cell carcinoma is diagnosed in these patients, about one third of them will have developed metastatic disease. Despite earlier detection, patients with locally advanced disease face a poor prognosis, with a 5-year survival rate of approximately 50 percent due to recurrence of disease.

The current standard of care for patients with nonmetastatic renal cell carcinoma consists of a nephrectomy (surgical removal of the kidney) followed by observation. There is no treatment approved by the US Food and Drug Administration or the European Medicines Agency for nonmetastatic renal cell carcinoma at the present time.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding the potential benefits of Oncophage in kidney cancer based on a subgroup and interim analysis; and the potential timing and outcome of the final survival data to be collected and analyzed from Antigenics’ ongoing patient registry. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, unfavorable data resulting from final analysis of the patient registry; the risk that survival data from patients that were lost to follow-up may not be available for collection or review; that future survival data from patient monitoring may not support further development or registration of Oncophage; and the factors described under the Risk Factors section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission for the quarter ended March 31, 2009. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

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